EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated October 10, 1995, between HAMPSHIRE DESIGNERS, INC., a Delaware corporation having its principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29621 (the "Company"), and PETE WOODWORTH, an individual having his principal place of residence at 702 Main Street, Winona, Minnesota 55987 (the "Executive").

     I. Employment. The Company hereby employs the Executive; and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth.

     II. Term. The Agreement shall commence and take effect on the date the Executive commences employment with the Company, and end on the date this Agreement is terminated by either the Company or the Executive, as hereinafter provided in this Section II.

          (A) The Company may, at its election, terminate its obligations under this Agreement as follows:

               (1) If the Executive becomes ill or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of ninety (90) consecutive days and such inability is continuing at the time of such notice, then the Company may terminate its obligations hereunder on no less than thirty (30) days advance written notice to the Executive, provided that the Executive shall receive disability payments to which he is then entitled under the Company's group long-term disability policy, then in effect, during the period commencing on the date of such termination and ending on the date such disability ends or age 65, whichever first occurs.

               (2) For just cause upon no less than five (5) days advance written notice of such termination to the Executive. Termination of the Executive's employment by the Company shall constitute a termination "for just cause" only if such termination is for one or more of the following reasons: (a) a material breach by the Executive of the terms of this Agreement; (b) the habitual use of drugs (including alcohol) by the Executive to an extent that he is unable to fulfill his duties under this Agreement; or (c) the Executive having been convicted of a felony; or (d) the Executive having been convicted of a misdemeanor involving dishonesty or criminal conduct against the Company, its parent company or a sister company.

               (3) Without cause upon no less than five (5) days advance written notice to the Executive provided that the Company shall pay to the Executive an amount each month equal to Eleven Thousand, Two Hundred, Fifty Dollars ($11,250.00), for a period of thirty-six (36) months after such termination, except that the thirty-six (36) month period shall be decreased by the number of full calendar months in which the Executive has been employed by the Company as of the date of the notice of termination, but the period shall not be reduced to less than twelve (12) months.
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          (B) If the Company terminates the Executive in accordance with this
     Section II(A)(3) or Section II(A)(1), the Executive shall receive his "Bonus" as defined in Section III(B) for the year in which such termination occurs, prorated to reflect the number of whole calendar months of employment completed by the Executive in the year of termination. If the Company may elect, in accordance with Section II(A)(1) hereof, to terminate this Agreement, then such termination shall be deemed to have been made under Section II(A)(1) and not in accordance with this Section II(A)(3).

          (C) The Executive may, at his election, terminate his obligations under Sections IV and V hereof upon six (6) months advance written notice thereof to the Company and from and after the delivery of such notice, the Company shall have no further obligations under this Agreement unless it shall elect, by notice to the Executive to continue to pay the Executive as herein provided, for not in excess of the six month period commencing with the date of delivery of the notice and in such event the Executive shall continue to perform his obligations under Sections IV and V during such period. If the Company does not elect to continue to pay the Executive as herein provided, the Executive may seek other employment immediately, limited only by the requirements of Section VIII hereof, and shall have no further obligations to the Company under Sections IV and V hereof.

III.  Compensation and Benefits.  The Company shall do the following:

          (A) Pay the Executive a base salary (the "Salary") for the first nineteen months of employment at the annual rate of One Hundred, Thirty-Five Thousand Dollars ($135,000) in equal bi-weekly installments commencing October 1995. The Salary shall be reviewed by the Board of Directors of Hampshire Designers, Inc. upon recommendation of Mr. Eugene Warsaw, Chief Executive Officer, during the last two months of 1996 based on the Executive's performance.

          (B) Pay the Executive an annual bonus (the "Bonus") for each fiscal year of employment within fifteen (15) days after the completion of the annual audit of the Company's financial statements for such year by its independent certified public accountant (the "CPA"), but no later than 130 days after the end of the fiscal year, in an amount equal to:

               (1) Sixty-Seven Thousand Dollars ($67,000) annually for the years 1995, 1996 and 1997;

               (2) A percentage of net income before tax ("NIBT", as defined in the Agreement and Plan of Merger dated June 5, 1995 among Hampshire Group, Limited, The Winona Knitting Mills, Inc. and Peter and Joyce Woodworth) in excess of $1,000,000 of the Winona Knitting Mills Division and the San Francisco Knitworks Division as set forth in the following table:


Year              Bonus Percent
1996                 14.20%
1997                 10.65%
1998                  7.10%

(But any net losses of San Francisco Knitworks Division shall be excluded from the calculation); and

               (3) Two percent (2%) of the aggregate amount in accordance with the Hampshire Designers' Profit Incentive Plan (the "Plan") calculated on a basis with all sweater subsidiaries and divisions included other than the Winona Knitting Mills Division, as such Plan may be amended from time to time. The two percent (2%) participation in the Plan is in consideration of the Executive's contribution to the sweater company as a whole.

          (C) Notwithstanding the provisions of Section II(B) and II(C), the Executive shall be paid the Bonus set forth above in Section III(B)(1) and III(B)(2), exclusive of San Francisco Knitworks Division, irrespective of termination of his employment with the Company.

          (D) Grant the Executive the right to participate in the Hampshire Group, Limited Common Stock Purchase Plan for Directors and Executives, as amended from time to time, which will permit the Executive to defer until retirement or such other time as elected by the Executive, 4% to 10% of his annual Salary and l0% to 40% of his annual Bonus, excluding such Bonus arising from Paragraph B(2) above, through the purchase of Hampshire Group Common Stock.

          (E) The Executive shall participate in the Company's fringe benefits programs including group health, dental, disability and life insurance as are generally available to executives of the Company and Hampshire Group, Limited. Further, the Executive shall be furnished a Company paid automobile on the same basis as other senior executives of Hampshire Group, Limited.

          (F) The Company shall reimburse the Executive for reasonable and necessary business expenses incurred performing his duties.

     IV. Duties. The Executive shall serve as President of Winona Knitting Mills Division and hereby promises to perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company and Mr. Eugene Warsaw, Chief Executive Officer of Hampshire Designers, Inc., in connection with the conduct of the Company's business. Election or appointment as a director or other officer of the Company during the term of this Agreement will not be a basis for the Executive to receive additional compensation.

     V. Extent of Services. The Executive shall devote the necessary working time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged in any business activity other than the Executive's investment in Winona USA (which time devoted thereto shall not exceed twenty (20) hours per month), whether or not such business activity is pursued for profit, gain or other pecuniary advantage, but this shall not be construed as preventing the Executive from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, and except that the Executive may purchase securities in any corporation whose securities are regularly traded publicly, provided that such purchase shall not result in his owning beneficially at any time, one percent (1%) or more of the equity securities of any corporation engaged in a business competitive with that of the Company or its affiliates.

     VI. Disclosure of Information. The Executive recognizes and acknowledges that the Company's trade secrets, know-how and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, know-how and processes which are therein the public domain, provided that the Executive was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the consent of the Company.

     VII. Inventions. The Executive hereby sells, transfers and assigns to the Company, or to any assignee designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devises, sold, leased, used or under construction or development by the Company, or any subsidiary; or which otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or which arise from the efforts of the Executive during the course of his employment by the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and the patent applications; and as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company or any subsidiary and disclosed by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

     VIII. Non-competition; Non-solicitation. For the "Specified Period" (as defined below) following the termination of the Executive, the Executive shall not, directly or indirectly:

          (A) Compete with the Company, or any subsidiary of the Company, or Hampshire Group, Limited in the business in which the Company or its affiliates is engaged at the commencement of the Specified Period or then engaged; or

          (B) Induce executives or employees of the Company to leave their employment with the Company in order to accept employment with another person or entity; or

          (C) Induce customers of the Company to purchase products or services then sold by the Company or its affiliates from another person or entity.

The "Specified Period," in case of a termination pursuant to Section II(A)(1) or Section II(A)(3) shall be the period during which payments are made plus one
(l) year, and in the case of a termination pursuant to Section II(A)(2), or II(C) shall be two (2) years following such termination, or resignation, or such longer period as provided in the Agreement and Plan of Merger dated as of June 5, l995 among Hampshire Group, Limited, The Winona Knitting Mills, Inc. and Peter and Joyce Woodworth.

     IX. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Company and if this Agreement is not honored by the new entity having controlling ownership, then the Company agrees to pay the Executive pursuant to the terms of payment set forth in Section II(A)(3),
(II)(B) and III(C) hereof.

     X. Injunctive Relief. If there is a breach of the provisions of Sections VI, VII or VIII of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     XI. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death for an amount not to exceed Two Million Dollars ($2,000,000) and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

     XII. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if sent by registered mail to his residence in the case of the Executive, or to the Company at P.O. Box 2667, Anderson, South Carolina 29622; Attention: Chairman, or to such officer or address as the Company shall notify Executive.

     XIII. Waiver of Breach. A waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     XIV. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware.

     XV. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written


Attest:                                       HAMPSHIRE DESIGNERS, INC.

/s/ Charles W. Clayton                        /s/ Ludwig Kuttner
------------------------------                ----------------------------
Secretary                                     Ludwig Kuttner
                                              Chief Executive Officer


Witness:                                      EXECUTIVE

/s/ Beatrix Ost                               /s/ Pete Woodworth
------------------------------                ----------------------------
                                              Pete Woodworth